                                                              RULE NO. 424(b)(3)
                                                      REGISTRATION NO. 333-64463

                Prospectus Supplement No.2 dated April 15, 1999
                    to the Prospectus (the "Prospectus") of
        United Rentals, Inc. (the "Company") and United Rentals Trust I,
                             dated January 20, 1999
                (included in Registration Statement on Form S-3,
                          Registration No. 333-64463)

===============================================================================

     The entities or persons listed below are considered Selling Holders for purposes of the Prospectus with respect to the indicated numbers of Preferred Securities beneficially owned by each such Selling Holder and shares of Common Stock currently issuable upon conversion of such Preferred Securities. The Prospectus covers all securities shown in the table below (and any Debentures acquired in exchange therefor). In certain cases, the indicated Preferred Securities may be held of record by a nominee or custodian for the account of the Selling Holder. The indicated number of shares of Common Stock issuable upon conversion of the Preferred Securities is subject to adjustment in ceratin circumstances as described in the Prospectus. Capitalized terms used herein and not defined herein have the meanings set forth in the Prospectus.

                                                                                                # of Shares of
                                                                         # of                      Issuable
                                                                      Preferred                      upon
                                                                      Securities                 Conversion of
Selling Holder                                                          Owned                   Pref. Securities
--------------                                                          -----                   ----------------
Alpine Associates                                                        306,000                      350,654
Alpine Partners, L.P.                                                     30,000                       34,377
Argent Classic Convertible Arbitrage Fund (Bermuda) L.P. (1)               5,000                        5,729
Argent Classic Convertible Arbitrage Fund L.P. (1)                        70,000                       80,215
Arkansas Teachers Retirement                                              25,000                       28,648
Associated Electric & Gas Insurance Services Limited                       8,000                        9,167
Bank America Pension Plan                                                 25,000                       28,648
Baptist Health of South Florida                                            1,800                        2,062
BNP Arbitrage SNC (1)                                                    165,300                      189,422
Boston Museum of Fine Arts                                                 1,350                        1,547
CIBC Oppenheimer Corp.                                                    25,000                       28,648
Citadel Limited Partnership                                               50,000                       57,296
Deeprock & Co.                                                            45,000                       51,566
Deutsche Bank Securities (1) (2) (3)                                     162,500                      186,213
Dunham & Associates II                                                       600                          687
Dunham & Associates III                                                    5,700                        6,531
Engineers Joint Pension Fund                                               3,000                        3,437
General Motors Employees Domestic Group Pension Trust                    115,500                      132,354
General Motors Foundation                                                  4,200                        4,812
General Motors Welfare Benefit Trust                                      15,000                       17,188
Goldman, Sachs & Co. (1) (2)                                              42,000                       48,129
Lipper Convertibles, L.P.                                                100,000                      114,593
Merrill Lynch Pierce Fenner & Smith Inc. (2)                              26,500                       30,367
Monumental Life Insurance Company -- (Teamster - Camden
    Non-Enhanced)                                                        110,000                      126,052
Morgan Stanley Dean Witter Convertible Securities Trust                   70,000                       80,215
Motors Insurance Corporation                                              30,300                       34,721
NationsBanc Montgomery Securities LLC (4)                                 40,000                       45,837
Nicholas Applegate Convertible Fund                                       66,100                       75,745
Northern Trust Company                                                     8,000                        9,167

Oppenheimer Convertible Securities Fund                                   10,000                       11,459
Paloma Securities L.L.C. (1)                                             103,600                      118,718
The Paul Revere Life Insurance Company                                    85,000                       97,404
Peoples Benefit Life Insurance Company                                    40,000                       45,837
Provident Life and Accident Insurance Company                             90,000                      103,133
Salomon Smith Barney Inc. (2)                                            107,500                      123,187
San Diego City Retirement                                                  8,600                        9,854
San Diego County Convertible                                              26,500                       30,367
Stark International                                                      136,500                      156,419
State Street Bank & Trust as trustee for General Motors
    Employees Global Group Pension Trust (5)                              18,000                       20,626
Susquehanna Capital Group                                                 35,000                       40,107
Wake Forest University                                                     6,800                        7,792

(1) The securities shown in the table with respect to this Selling Holder are in addition to the securities shown with respect to this Selling Holder in the Prospectus to which this supplement relates.

(2) The indicated Selling Holder was one of the initial purchasers of the Preferred Securities from the Issuer and was paid customary compensation in connection with the distribution of such securities. In addition, the indicated Selling Holder (or its affiliates) has, from time to time, provided, and may in the future provide, other investment banking services to the Company for which the Selling Holder was or will be paid customary compensation.

(3) The indicated Selling Holder (or its affiliates) has, from time to time, provided certain financing to the Company.

(4) The indicated Selling Holder (or its affiliates) has, from time to time, provided investment banking services to the Company for which the Selling Holder was paid customary compensation.

(5) The indicated Selling Holder beneficially owns the securities shown in the table solely in its capacity as trustee for the indicated trust and not in its individual capacity. The indicated Selling Holder has, from time to time, acted as trustee and exchange agent with respect to certain of the Company's debt securities for which the Selling Holder was paid customary compensation.